Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Media (609) 419-2060 Investors (609) 452-4807 www.covance.com

COVANCE ELECTS BRADLEY T. SHEARES TO COMPANY’S BOARD OF DIRECTORS

Princeton, New Jersey, February 19, 2007 — Covance Inc. [NYSE: CVD] today announced that it has elected Bradley T. Sheares, Ph. D., to its Board of Directors.

Dr. Sheares is former chief executive officer and member of the Board of Directors of Reliant Pharmaceuticals, Inc., a pharmaceutical company that marketed a portfolio of branded cardiovascular medicines. Prior to joining Reliant, he was president of the U.S. Human Health division of Merck and Co., Inc., where he led commercial efforts in the United States for the company’s portfolio of prescription medicines for the treatment of chronic and acute diseases. In addition to this role, Dr. Sheares was a member of Merck’s management committee, which was responsible for formulating global business strategies, managing operations and setting corporate policies. He joined Merck in 1987 as research fellow in the Merck Research Laboratories, and he held positions of increasing responsibility in Merck until his departure in 2006.

“We are very pleased to welcome Dr. Sheares to our Board of Directors. His scientific background, academic achievements and extensive experience in bringing new medicines to the market will strengthen Covance’s ability to provide innovative drug development solutions to our clients, “ said Joe Herring, Covance chairman and CEO. “We look forward to leveraging Dr. Sheares’ outstanding record of leadership and management, as well as his focus on recruiting top talent, to help our company sustain its leadership position in the industry and continue to provide value to our shareholders and employees.”

“Covance has been at the forefront of creating innovative models of outsourcing,” said Dr. Sheares. “I am thrilled at the opportunity to be part of such an accomplished group of individuals and to leverage my health care experience in enhancing the company’s ability to deliver high-quality service and integrated solutions to its clients.”

Dr. Sheares also serves on the Board of Directors of Honeywell International, a diversified technology and manufacturing company, and The Progressive Corporation, one of the nation’s largest insurance holding companies. In addition, he serves on the Board of Trustees of Spelman College and is a member of the College of Physicians of Philadelphia, the Abington Friends School Committee, the Scientific Advisory Council for Montclair State University, and the Executive Leadership Council. He is the former chair of the Board of Directors of the National Pharmaceutical Council, which focuses on broadly communicating the economic, clinical and societal value of pharmaceuticals.

Dr. Sheares graduated summa cum laude with a bachelor’s degree in chemistry from Fisk University and earned his doctorate in biochemistry from Purdue University. He completed his postdoctoral training as a Lucille P. Markey Scholar and NIH Research Fellow at the Massachusetts Institute of Technology.

Covance, with headquarters in Princeton, New Jersey, is one of the world’s largest and most comprehensive drug development services companies with annual revenues greater than $1.7 billion, global operations in more than 20 countries, and more than 9,600 employees worldwide.  Information on Covance’s products and services, recent press releases, and SEC filings can be obtained through its website at www.covance.com.